EXHIBIT 23.1
CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES INC.
[LETTERHEAD]
March 10, 2006
Permian Basin Royalty Trust
Bank of America, N.A., Trustee
901 Main Street, 17th Floor
Dallas, Texas 75202-3714
Gentlemen:
     Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in the Permian Basin Royalty Trust Securities and Exchange Commission Form 10-K for the year ending December 31, 2005 and in the Permian Basin Royalty Trust Annual Report for the year ending December 31, 2005, based on reserve reports dated February 23, 2006, prepared by Cawley, Gillespie & Associates, Inc.

Submitted,

CAWLEY, GILLESPIE & ASSOCIATES, INC.

By:	/s/ KENNETH J. MVELLER

Kenneth J. Mveller, Vice President